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                       [MAYER, BROWN & PLATT LETTERHEAD]


                                                                       Exhibit 8


                               December 15, 1997



Board of Trustees
Security Capital Pacific Trust
7670 South Chester Street
Englewood, Colorado 80112

     Re:  Security Capital Pacific Trust
          Registration Statement on Form S-3
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Gentlemen:

     In connection with the offering of Common Shares, Preferred Shares and Debt Securities /1/ of Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR") pursuant to the Form S-3 Registration Statement filed with the Securities Exchange Commission on the date hereof, as amended (the "Registration Statement"), you have requested our opinions concerning (i) the qualification and taxation of PTR as a REIT and (ii) the information in the Registration Statement under the heading "Federal Income Tax Considerations."

     In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

     In addition, we have relied upon certain representations made by PTR relating to the organization and actual and proposed operation of PTR and its relevant subsidiaries. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from PTR or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts.

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/1/   Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

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Board of Trustees
Security Capital Pacific Trust
December 15, 1997
Page 2



     Our opinions expressed herein are based on the applicable laws of the state of Maryland, the Code, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

     Based upon and subject to the foregoing, it is our opinion that:

     1. Beginning with PTR's taxable year beginning on January 1, 1988, PTR has been organized in conformity with the requirements for qualification as a REIT under the Code, and PTR's actual and proposed method of operation, as described in the Registration Statement and as represented by PTR has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

     2. The information in the Registration Statement under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

     Other than as expressly stated above, we express no opinion on any issue relating to PTR or to any investment therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement.

                                    Very truly yours,



                                    MAYER, BROWN & PLATT